News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS THIRD QUARTER FISCAL 2013 DILUTED EPS
INCREASE OF 17.4% TO $1.42

ROANOKE, Va, October 31, 2013 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the third quarter ended October 5, 2013. Third quarter earnings per diluted share (EPS) were $1.42, which was a 17.4% increase versus the third quarter last year and includes $0.04 of transaction expenses related to our pending acquisition of General Parts International, Inc. (GPI) and $0.02 of integration expenses for B.W.P. Distributors, Inc. (BWP).

Third Quarter Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012

Sales (in millions)	$1,520.1	$1,457.5	$5,085.0	$4,875.8

Comp Store Sales %	(2.0%)	(1.8%)	(2.0%)	(0.5%)

Gross Profit %	50.2%	49.8%	50.2%	49.9%

SG&A %	39.0%	39.4%	39.0%	38.8%

Operating Income %	11.2%	10.3%	11.2%	11.2%

Diluted EPS	$1.42	$1.21	$4.65	$4.34

Avg Diluted Shares (in thousands)	73,128	73,992	73,463	74,107

“Our sales grew 4.3% and operating income increased 13.5% in the third quarter compared to the third quarter of 2012. We are pleased with our profit improvement in consecutive quarters and remain cautious on the underlying sales environment,” said Darren R. Jackson, Chief Executive Officer. “We remain focused on improving our sales performance while making the necessary adjustments to our business to continue improving our profitability. Our recent announcement to acquire GPI is another strategic step forward for Advance as we look to accelerate our growth strategy and position Advance to capitalize on positive long-term fundamentals."

Fiscal Third Quarter and Year-to-Date Highlights

Total sales for the third quarter increased 4.3% to $1.52 billion, as compared with total sales during the third quarter of fiscal 2012 of $1.46 billion. The sales increase was driven by the acquisition of BWP and the net addition of 170 new stores over the past 12 months, partially offset by a comparable store sales decrease of 2.0% versus a comparable store sales decrease of 1.8% during the third quarter of fiscal 2012. Year-to-date, total sales increased 4.3% to $5.09 billion, compared with total sales of $4.88 billion over the same period last year.

The Company's gross profit rate was 50.2% of sales during the third quarter as compared to 49.8% during the third quarter last year. The 42 basis-point increase in gross profit rate was realized through increased merchandise margins due to lower acquisition costs partially offset by planned increases in supply chain costs related to the full operations of the Company's new distribution center and the impact of BWP sales, which have a lower gross margin rate as a result of their much higher mix of Commercial sales. Year-to-date, the Company's gross profit rate was 50.2%, a 22 basis-point increase over the same period in fiscal 2012.

The Company's SG&A rate was 39.0% of sales during the third quarter as compared to 39.4% during the same period last year. The 49 basis-point decrease was the result of lower marketing expense, improved labor productivity and lower administrative and support costs.  These were partially offset by one-time costs related to the pending acquisition of General Parts International, Inc., higher incentive compensation and increased new store openings. Through the third quarter, the Company's SG&A rate was 39.0% versus 38.8% during the same period last year.

The Company's operating income during the third quarter of $170.7 million increased 13.5% versus the third quarter of fiscal 2012. On a rate basis, operating income was 11.2% of total sales as compared to 10.3% during the third quarter of fiscal 2012. The Company's operating income rate was 11.2% both year-to-date and during the same period last year.

Operating cash flow through the third quarter decreased 21.1% to $398.5 million from $504.8 million through the third quarter of fiscal 2012. Free cash flow through the third quarter was $81.1 million versus $298.6 million through the third quarter of fiscal 2012. This decrease in free cash flow was primarily due to the Company's acquisition of BWP which occurred at the beginning of the fiscal year. Capital expenditures through the third quarter were $147.7 million as compared to $201.2 million through the third quarter of fiscal 2012.

“We are pleased that we were able once again to exceed our profit expectations for the quarter,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “Despite the continuation of the softer sales environment, our gross profit improvements and disciplined focus on expense management allowed us to increase our earnings per share 17.4% and our operating margins by 91 bps during the quarter. As we enter our fourth quarter, we expect the softer sales environment to continue and our annual 2013 comparable store sales to be in the low negative single digits and reaffirm our annual 2013 EPS outlook to be in the range of $5.30 - $5.45 excluding all one-time costs incurred in the fourth quarter related to the General Parts acquisition."

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Forty Weeks Ended		Fifty-Two Weeks Ended
	October 5, 2013	October 6, 2012	October 5, 2013	October 6, 2012	FY 2012	FY 2011

Sales Growth %	4.3%	(0.5%)	4.3%	0.7%	0.6%	4.1%

Sales per Store (2)	$1,656	$1,683	$1,656	$1,683	$1,664	$1,708

Operating Income per Store (3)	$176	$178	$176	$178	$176	$184

Return on Invested Capital (4)	18.6%	18.9%	18.6%	18.9%	19.4%	19.5%

Gross Margin Return on Inventory (5)	8.3	6.9	8.3	6.9	9.3	6.6

Total Store Square Footage, end of period	29,427	27,194	29,427	27,194	27,806	26,663

Total Team Members, end of period	54,238	54,220	54,238	54,220	53,473	52,002

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the third quarter, the Company opened 35 stores, and closed 7 stores inclusive of 5 Autopart International store closures. As of October 5, 2013, the Company's total store count was 4,018 including 222 Autopart International stores.

Share Repurchase Program

Year-to-date, the Company repurchased approximately 1.0 million shares of its common stock at an aggregate cost of $77.3 million, or an average price of $77.47 per share. As of October 5, 2013, the Company had approximately $415 million available on the Company's $500 million share repurchase program authorized by the Company's Board of Directors on May 14, 2012.

Dividend

On October 30, 2013, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 3, 2014 to stockholders of record as of December 20, 2013.

Investor Conference Call

The Company will host a conference call on Thursday, October 31, 2013, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until October 31, 2014.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of October 5, 2013, the Company operated 4,018 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements
Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed acquisition of GPI by AAP; the benefits and other effects of the proposed transaction; the combined company’s plans, objectives and expectations; the terms and timing of anticipated financing relating to the proposed transaction, including statements regarding AAP’s commitment and ability to maintain its investment grade credit rating; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2013; and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the ability to close the proposed transaction on the expected terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions; the risk that regulatory approvals that are required to complete the proposed transaction may not be received, may take longer than expected or may impose adverse conditions; the failure to obtain the necessary financing for the transaction, including as contemplated by the financing commitment obtained by AAP at the time of signing the proposed transaction; the risk that the benefits of the proposed transaction, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the transaction may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating GPI’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the proposed transaction; the impact of the proposed transaction on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and GPI’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 29, 2012 on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 5, 2013	December 29, 2012	October 6, 2012

Assets

Current assets:
Cash and cash equivalents	$567,301	$598,111	$479,383
Receivables, net	278,977	229,866	204,555
Inventories, net	2,463,978	2,308,609	2,193,369
Other current assets	68,435	47,614	70,582
Total current assets	3,378,691	3,184,200	2,947,889

Property and equipment, net	1,278,655	1,291,759	1,270,432
Assets held for sale	2,064	788	788
Goodwill	199,835	76,389	76,389
Intangible assets, net	53,963	28,845	28,649
Other assets, net	31,491	31,833	33,059
	$4,944,699	$4,613,814	$4,357,206

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$1,030	$627	$699
Accounts payable	2,057,615	2,029,814	1,825,162
Accrued expenses	429,171	379,639	413,950
Other current liabilities	148,528	149,558	141,043
Total current liabilities	2,636,344	2,559,638	2,380,854

Long-term debt	604,027	604,461	599,550
Other long-term liabilities	236,480	239,021	229,324
Total stockholders' equity	1,467,848	1,210,694	1,147,478
	$4,944,699	$4,613,814	$4,357,206

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 5, 2013 and October 6, 2012
(in thousands, except per share data)
(unaudited)

	October 5, 2013	October 6, 2012

Net sales	$1,520,144	$1,457,527
Cost of sales, including purchasing and warehousing costs	757,204	732,177
Gross profit	762,940	725,350
Selling, general and administrative expenses	592,216	574,990
Operating income	170,724	150,360
Other, net:
Interest expense	(7,948)	(8,048)
Other income, net	366	312
Total other, net	(7,582)	(7,736)
Income before provision for income taxes	163,142	142,624
Provision for income taxes	59,312	53,121
Net income	$103,830	$89,503

Basic earnings per share (a)	$1.42	$1.22
Diluted earnings per share (a)	$1.42	$1.21

Average common shares outstanding (a)	72,747	73,166
Average common shares outstanding - assuming dilution (a)	73,128	73,992

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At October 5, 2013 and October 6, 2012, we had 72,819 and 73,366 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 5, 2013 and October 6, 2012
(in thousands, except per share data)
(unaudited)

	October 5, 2013	October 6, 2012

Net sales	$5,085,001	$4,875,802
Cost of sales, including purchasing and warehousing costs	2,534,632	2,440,921
Gross profit	2,550,369	2,434,881
Selling, general and administrative expenses	1,980,895	1,890,762
Operating income	569,474	544,119
Other, net:
Interest expense	(26,632)	(25,849)
Other income, net	1,689	759
Total other, net	(24,943)	(25,090)
Income before provision for income taxes	544,531	519,029
Provision for income taxes	202,040	196,414
Net income	$342,491	$322,615

Basic earnings per share (a)	$4.68	$4.41
Diluted earnings per share (a)	$4.65	$4.34

Average common shares outstanding (a)	72,981	73,052
Average common shares outstanding - assuming dilution (a)	73,463	74,107

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At October 5, 2013 and October 6, 2012, we had 72,819 and 73,366 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 5, 2013 and October 6, 2012
(in thousands)
(unaudited)

	October 5, 2013	October 6, 2012

Cash flows from operating activities:
Net income	$342,491	$322,615
Depreciation and amortization	160,059	143,767
Share-based compensation	6,510	12,132
(Benefit) provision for deferred income taxes	(3,797)	18,402
Excess tax benefit from share-based compensation	(15,168)	(21,867)
Other non-cash adjustments to net income	1,628	3,125
Increase in:
Receivables, net	(30,529)	(64,171)
Inventories, net	(110,934)	(148,759)
Other assets	(14,902)	(14,827)
(Decrease) increase in:
Accounts payable	(9,502)	171,979
Accrued expenses	69,724	75,876
Other liabilities	2,887	6,510
Net cash provided by operating activities	398,467	504,782

Cash flows from investing activities:
Purchases of property and equipment	(147,690)	(201,210)
Business acquisitions, net of cash acquired	(187,211)	(5,332)
Sale of certain assets of acquired business	16,798	—
Proceeds from sales of property and equipment	723	348
Net cash used in investing activities	(317,380)	(206,194)
Cash flows from financing activities:
Decrease in bank overdrafts	(8,665)	(14,527)
Net (payments) borrowings on credit facilities	—	(115,000)
Issuance of senior unsecured notes	—	299,904
Payment of debt related costs	—	(2,648)
Dividends paid	(17,563)	(17,586)
Proceeds from the issuance of common stock, primarily exercise of stock options	3,609	7,182
Tax withholdings related to the exercise of stock appreciation rights	(20,572)	(25,627)
Excess tax benefit from share-based compensation	15,168	21,867
Repurchase of common stock	(78,637)	(25,193)
Contingent consideration related to previous business acquisitions	(4,726)	(4,755)
Other	(511)	(723)
Net cash (used in) provided by financing activities	(111,897)	122,894

Net (decrease) increase in cash and cash equivalents	(30,810)	421,482
Cash and cash equivalents, beginning of period	598,111	57,901
Cash and cash equivalents, end of period	$567,301	$479,383

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 5, 2013 and October 6, 2012
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	October 5, 2013	October 6, 2012

Cash flows from operating activities	$398,467	$504,782
Cash flows used in investing activities	(317,380)	(206,194)
Free cash flow	$81,087	$298,588

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	October 5, 2013	October 6, 2012

Net income	$407,547	$389,053
Add:
After-tax interest expense and other, net	20,742	18,543
After-tax rent expense	219,997	196,804
After-Tax Operating Earnings	648,286	604,400

Average assets (less cash)	4,127,612	3,744,982
Less: Average liabilities (excluding total debt)	(2,740,091)	(2,454,768)
Add: Capitalized lease obligation (rent expense * 6) (a)	2,105,280	1,900,062
Total Invested Capital	3,492,801	3,190,276

ROIC	18.6%	18.9%

Rent expense	$350,880	$316,677
Interest expense and other, net	$33,094	$29,848

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

NOTE: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.